Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Shareholder Services – Statements and Reports, “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated February 26, 2018 relating to the financial statements of AB FlexFee International Bond Portfolio (one of the portfolios constituting the AB Bond Fund, Inc.) for the fiscal period ended December 31, 2017, which is incorporated by reference in this Post-Effective Amendment No. 177 to the Registration Statement (Form N-1A No. 2-48227) of AB Bond Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

August 14, 2018